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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

         Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number 0-23852
                     ......................................

                               MRO SOFTWARE, INC.
................................................................................
             (Exact name of registrant as specified in its charter)

                                100 CROSBY DRIVE
                          BEDFORD, MASSACHUSETTS 01730
                                 (781) 280-2000
................................................................................
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   (1) COMMON STOCK, PAR VALUE $0.01 PER SHARE
................................................................................
            (Title of each class of securities covered by this Form)

                                      NONE
................................................................................
                         (Title of all other classes of
                         securities for which a duty to
                           file reports under Section
                             13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)     [X]        Rule 12h-3(b)(1)(ii)        [  ]
         Rule 12g-4(a)(1)(ii)    [  ]       Rule 12h-3(b)(2)(i)         [  ]
         Rule 12g-4(a)(2)(i)     [  ]       Rule 12h-3(b)(2)(ii)        [  ]
         Rule 12g-4(a)(2)(ii)    [  ]       Rule 15d-6                  [  ]
         Rule 12h-3(b)(1)(i)     [X]

         Approximate number of holders of record as of the certification or notice date: One

         Pursuant to the requirements of the Securities Exchange Act of 1934, MRO Software, Inc. has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:    October 5, 2006                 MRO SOFTWARE, INC.

                                         /s/ Craig Newfield
                                        ---------------------------------------
                                         By:  Craig Newfield
                                         Vice President & General Counsel


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